EXHIBIT F

June 23, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Re:

Northeast Utilities

Ladies and Gentlemen:

I am Assistant General Counsel of Northeast Utilities Service Company ("NUSCO"), a service company subsidiary of Northeast Utilities ("NU"), a public utility holding company registered under the Public Utility Holding Company Act of 1035, as amended.  I have acted as counsel to NU in connection with the filing of the Application/Declaration to which this opinion is an exhibit (the "Application"), which concerns the possible issuance by NU of shares, long term debt and hedging instruments. This opinion is given to you with respect to the transactions described in the Application pursuant to your Instructions as to Exhibits to applications and declarations filed on Form U-1.  Except as otherwise defined herein, terms used herein shall have the meanings given them in the Application.

In connection with this opinion, I have reviewed or caused to be reviewed the Application and the exhibits thereto, and such other papers, documents and records, and have made or caused to be made such examination of law, as I have deemed relevant and necessary in order to give this opinion.  I have assumed that, in respect of the Application, an appropriate order of the Commission under the Public Utility Holding Company Act of 1935 will be issued and all actions of NU will be in conformity therewith.

The opinions set forth herein are qualified in their entirety as follows: (a) every opinion rendered herein is expressly subject to the consummation of such transactions in accordance with the Application; and (b) no opinion is expressed as to any laws other than the federal laws of the United States and the laws of the Commonwealth of Massachusetts.

Based on and subject to the foregoing, I am of the opinion that:

1.

All state laws applicable to the transactions for which the Commission's approval is sought in the Application will have been complied with at the time any such transaction is consummated.

2.

NU is validly organized and duly existing under the laws of Massachusetts. Any securities issued by NU in reliance upon an order issued in this File, (i) in the case of shares, will be validly issued, fully paid and nonassessable, and the holder thereof will be entitled to the rights and privileges appertaining thereto set forth in the Declaration of Trust or other document defining such rights and privileges and, (ii) in the case of debt securities and hedging instruments, will be valid and binding obligations of NU.

3.

The consummation of the transactions for which the Commission's approval is sought in the Application will not violate the legal rights of the holders of any securities issued by NU or any associate company of NU.

I hereby consent to the use of this opinion in connection with the filing of the Application.

I am a member of the Bar of the State of New York. As to matters involving the laws of other jurisdictions, I have made a study of such laws and consulted with lawyers employed by NUSCO who are admitted to the Bars of such other jurisdictions.

Very truly yours,

/s/ Jeffrey C. Miller

Jeffrey C. Miller

Assistant General Counsel

Northeast Utilities Service Company